As filed with the Securities and Exchange Commission on June 14, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARRAH’S ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	62-1411755
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Harrah’s Court Las Vegas, Nevada 89119 (702) 407-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

PARK PLACE ENTERTAINMENT CORPORATION 1998 STOCK INCENTIVE PLAN;

PARK PLACE ENTERTAINMENT CORPORATION 1998 INDEPENDENT DIRECTOR STOCK OPTION PLAN;

CAESARS ENTERTAINMENT, INC. 2004 LONG TERM INCENTIVE PLAN;

THE RESTATED PARK PLACE ENTERTAINMENT CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN; AND

THE AMENDED AND RESTATED PARK PLACE ENTERTAINMENT CORPORATION EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plans)

Copy to:
STEPHEN H. BRAMMELL Senior Vice President, General Counsel and Corporate Secretary One Harrah’s Court Las Vegas, Nevada 89119 (702) 407-6000	CHARLES K. RUCK Latham & Watkins LLP 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626 (714) 540-1235
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum OfferingPrice Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.10 per share(3)	7,084,018 shares	$65.37	$463,103,073	$54,508
Deferred Compensation Obligations under the Restated Park Place Entertainment Corporation Executive Deferred Compensation Plan (“Deferred Compensation Plan”) (4)	$85,000,000	N/A	$85,000,000	$10,005

(1)                            7,084,018 shares of Common Stock, par value $0.10 per share, of Harrah’s Entertainment, Inc., a Delaware corporation (“Shares”), are being registered hereunder.  Such number of Shares represents the aggregate number of Shares subject to outstanding awards or available for issuance pursuant to various equity plans of Caesars Entertainment, Inc. (“Caesars”), which plans were assumed by Harrah’s Entertainment, Inc. (“Harrah’s” or the “Company”) in connection with the merger of Caesars with and into Harrah’s Operating Company, Inc., effective as of June 13, 2005 (the “Merger”).  The number of Shares subject to outstanding awards or available for issuance under the plans as of the closing of the Merger and registered hereunder and the applicable exercise price have been calculated pursuant to the exchange ratio set forth in the Agreement and Plan of Merger, effective as of July 14, 2004, by and between Harrah’s, Harrah’s Operating Company, Inc. and Caesars.  The Shares consist of outstanding awards covering up to: (A) 731,000 Shares under the Park Place Entertainment Corporation 1998 Stock Incentive Plan, all of which are options, with a weighted average exercise price of $28.12; (B) 18,182 Shares under the Park Place Entertainment Corporation 1998 Independent Director Stock Option Plan, all of which are options, with a weighted average exercise price of $33.93; and (C) 716,210 Shares under the Caesars’ Entertainment, Inc. 2004 Long Term Incentive Plan, all of which are options, with a weighted average exercise price of $51.88.  The registered Shares also include 5,518,626 Shares available for future issuance under the 2004 Long Term Incentive Plan, and 100,000 Shares available for future issuance under the Amended and Restated Park Place Entertainment Corporation Employee Stock Purchase Plan.  In the event of a stock split, stock dividend, or similar transaction involving the Company’s Common Stock, the number of Shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

(2)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) of the Securities Act, based upon (a) 1,465,392 Shares subject to outstanding options with a weighted average exercise price of $39.81, and (b) 5,618,626 Shares available for future issuances based on the average of the high and low of the Harrah’s Common Stock ($72.04) on June 13, 2005.

(3)                                  Each share of Common Stock being registered hereunder, if issued prior to the termination of the Company’s Rights Agreement, dated as of October 5, 1996, between Harrah’s Entertainment, Inc. and The Bank of New York, will include one preferred share purchase right.  Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the Common Stock.  Accordingly, no additional registration fee is required.

(4)                                  The unsecured deferred compensation obligations registered pursuant to this registration statement arise under the Deferred Compensation Plan and are unsecured obligations of the registrant to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in accordance with the terms of the Deferred Compensation Plan.

PART I

The information called for in Part I of Form S-8 is not being prepared with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Item 3.           Incorporation of Documents by Reference

The following documents filed with the Commission by the Company, are incorporated as of their respective dates in this Registration Statement by reference:

A.           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 1, 2005;

B.             The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2005, filed with the Commission on May 6, 2005; and

C.             The Company’s Current Reports on Form 8-K, filed with the Commission on March 3, 2005, March 7, 2005, March 11, 2005, April 27, 2005, May 2, 2005, May 3, 2005, May 20, 2005, May 24, 2005, June 3, 2005, June 9, 2005, and June 13, 2005.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.  A report on Form 8-K furnished to the Commission shall not be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities

The securities being registered under the Deferred Compensation Plan represent obligations of the Company to make future payments to the participants in the Deferred Compensation Plan.  The Deferred Compensation Plan is intended to be an unfunded arrangement for the purposes of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974.  The following description of the material terms of the Deferred Compensation Plan is qualified by reference to the Deferred Compensation Plan and terms not defined herein shall be given the meanings set forth in the Deferred Compensation Plan.

The Deferred Compensation Plan was assumed by the Company in connection with the Merger, and provides certain employees who were officers at the Vice President level or higher of Caesars, or any other officers and highly compensated employees who are selected by the committee designated by the Board of Directors of Harrah’s to oversee the Deferred Compensation Plan (the “Committee”) in its sole discretion to participate, the right to defer a portion of their compensation.  Eligible employees may elect to defer up to 100% of their base salary and/or their bonus under the Deferred Compensation Plan.  The Company may make matching contributions with respect to a portion of the participant’s deferrals. The amounts deferred under the Deferred Compensation Plan represent an obligation of the Company to make payments to the participant at some time in the future, in an amount equal to: (1) compensation which the participants have elected to defer under the terms of the Deferred Compensation Plan, (2) matching contributions, to the extent vested, plus (3) earnings on the foregoing amounts based on a notional investment measurement, all of which is reflected in the individual accounts maintained for each of the participants.

The amounts deferred (plus any matching contributions) will be indexed to one or more investment funds individually chosen by the participant from a selection determined by the Deferred Compensation Plan’s Committee, which selection may change from time to time. The investment funds selected by a participant will be used to measure the return on his or her Deferred Compensation Plan accounts. The investment funds will be used only for the purpose of calculating hypothetical returns, and the amounts in participants’ Plan accounts will not actually be invested in the selected investment funds.

All participants are immediately vested in all elective deferrals made to their accounts.  The vesting period for matching contributions is 33 1/3 % for completion of each Year of Vesting Service after credit of such matching contribution to the participant’s account.  Each participant, however, shall become fully vested in his or her matching contribution account as of the first to occur of : (1) the participant’s retirement on or after age 55 (and the participant does not become employed by a competitor during the six month period following retirement), (2) the participant’s death or becoming Disabled while employed, or (3) a Change of Control.

The deferred compensation obligations incurred by the Company under the Deferred Compensation Plan are unsecured general obligations, and will rank equally with other unsecured and unsubordinated indebtedness, from time to time outstanding, payable from the general assets of the Company.  The Company may establish a trust to serve as a source of funds from which it can satisfy the obligations.  Participants in the Deferred Compensation Plan will have no rights to any assets held by any such trust, except as general creditors of the Company. Assets of any such trust will at all times be subject to the claims of the general creditors of the Company and the general creditors of its affiliates adopting the Deferred Compensation Plan.

The vested amounts payable to participants under the Deferred Compensation Plan are distributed in accordance with the distribution provisions of the Deferred Compensation Plan.  Distributions generally begin following a participant’s termination of employment, Disability, or death.  Such distributions are generally payable in equal annual installments over a period not to exceed 15 years, or in a single lump sum.  Early limited distributions in a lump sum (and subject to a penalty) may also be made.  Amounts retained in the participant’s account during such payout period continue to earn hypothetical gains and are subject to hypothetical losses.

A participant’s rights to any amounts credited to his or her accounts may not be alienated, anticipated, commuted, pledged, encumbered or assigned in any manner by the participant and may only pass upon the participant’s death pursuant to a beneficiary designation, subject to certain discretionary limitations of the Committee related to domestic relations orders, taxes required to be withheld by an employer and payments on behalf of persons under incapacity.

If the Company determines that a participant no longer qualifies as a member of a select group of management or highly compensated individuals for purposes of the Employee Retirement Income Security Act of 1974, the Committee has the right to distribute amounts deferred under the Deferred Compensation Plan, prevent the participant from making future deferral elections, and distribute in lump sum the vested amount credited to the participant’s account.

The Plan is administered by the Committee appointed by the Board of Directors and the number of members, also determined by the Board, may vary from time to time.  The Company reserves the right to terminate the Deferred Compensation Plan in whole or in part, and the participant’s vested interests will be distributed within sixty days following the date of termination. The Company may provide that amounts to be deferred under the Plan in the future will be credited to accounts under a different deferred compensation plan maintained by the Company, and/or may provide that amounts previously deferred under the Plan will be transferred and credited to accounts under a different deferred compensation plan maintained by the Company

Item 5.           Interests of Named Experts and Counsel

Not applicable.

Item 6.           Indemnification of Directors and Officers

Section 145 of the General Corporation Law of Delaware empowers a Delaware corporation to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit, or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The General Corporation Law of Delaware also provides that a Delaware corporation may purchase insurance on behalf of any such director, officer, employee or agent.

Article Tenth of our Certificate of Incorporation provides for indemnification of our officers and directors to the full extent permitted by the Delaware General Corporation Law.

We have entered into Indemnification Agreements with our directors, executive officers and certain other officers. Generally, the Indemnification Agreements provide that we will indemnify such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect to such expenses, judgments, fines, penalties or amounts paid in settlement) of any Claim by reason of (or arising in part out of) an Indemnifiable Event. “Claim” is defined as any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether conducted by us or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. “Indemnifiable Event” is defined as any event or occurrence related to the fact that indemnitee is or was our director, officer, employee, trustee, agent or fiduciary, or is or was serving at our request as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by the indemnitee in any such capacity. Notwithstanding the foregoing, (i) our obligation to indemnify the indemnitee shall be subject to the condition that the reviewing party shall not have determined (in a written opinion, in any case in which special, independent counsel is involved) that the indemnitee would not be permitted to be indemnified under applicable law and (ii) our obligation to make an expense advance shall be subject to the condition that, if, when and to the extent that the reviewing party determines that the indemnitee would not be permitted to be so indemnified under applicable law, we will be entitled to be reimbursed by the indemnitee (who has agreed to reimburse us for any amounts theretofore paid; provided, that if the indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that the indemnitee should be indemnified under applicable law, any determination made by the reviewing party that the indemnitee would not be permitted to be indemnified under applicable law shall not be binding and the indemnitee shall not be required to reimburse us for any expense advance until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed).

We carry insurance policies which cover our individual directors and officers for legal liability and which would pay on our behalf for expenses of indemnifying directors and officers in accordance with our Certificate of Incorporation.

Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director’s liability: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. Article Thirteenth of our Certificate of Incorporation eliminates the liability of each of our directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law.

Item 7.           Exemption from Registration Claimed

Not applicable.

Item 8.           Exhibits

See Index to Exhibits on page 9.

Item 9.           Undertakings

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 14th day of June, 2005.

Harrah’s Entertainment, Inc., a Delaware corporation

By:	/s/ Stephen H. Brammell
Stephen H. Brammell
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Gary W. Loveman, Stephen H. Brammell, and Charles L. Atwood and each of them, either one of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 14, 2005.

Signature	Title

/s/ Barbara T. Alexander	Director
Barbara T. Alexander

/s/ Frank J. Biondi, Jr.	Director
Frank J. Biondi, Jr.

Director
Stephen F. Bollenbach

/s/ Joe M. Henson	Director
Joe M. Henson

Director
William Barron Hilton

/s/ Ralph Horn	Director
Ralph Horn

/s/ Gary W. Loveman	Director, Chairman, President and Chief Executive Officer
Gary W. Loveman

/s/ R. Brad Martin	Director
R. Brad Martin

/s/ Gary G. Michael	Director
Gary G. Michael

/s/ Robert G. Miller	Director
Robert G. Miller

/s/ Boake A. Sells	Director
Boake A. Sells

/s/ Christopher J. Williams	Director
Christopher J. Williams

/s/ Anthony D. McDuffie	Vice President, Controller and Chief Accounting Officer
Anthony D. McDuffie

/s/ Charles L. Atwood	Senior Vice President and Chief Financial Officer
Charles L. Atwood

INDEX TO EXHIBITS

EXHIBIT

*5.1	Opinion of Stephen H. Brammell regarding Deferred Compensation Obligations

*5.2	Opinion of Latham & Watkins LLP

10.1	Park Place Entertainment Corporation 1998 Stock Incentive Plan (1)

10.2	Park Place Entertainment Corporation 1998 Independent Director Stock Option Plan (2)

10.3	Caesars’ Entertainment, Inc. 2004 Long Term Incentive Plan (3)

10.4	The Restated Park Place Entertainment Corporation Executive Deferred Compensation Plan (4)

10.5	The Amended and Restated Park Place Entertainment Corporation Employee Stock Purchase Plan (5)

*23.1	Consent of Stephen H. Brammell (included in Exhibit 5.1)

*23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.2)

*23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

*24.1	Powers of Attorney (included on signature page to this Registration Statement)

*                                         Filed herewith.

(1)                                  Filed as exhibit 4.3 to Caesars’ Form S-8 dated December 22, 1998; and as amended in its filing as exhibit 4.1 to Caesars’ Registration Statement on Form S-8 filed with the Commission on July 31, 2001, and incorporated herein by reference.

(2)                                  Filed as exhibit 4.1 to Amendment No. 1 to Form S-8 of Caesars filed with the Commission on June 15, 2000, and incorporated herein by reference.

(3)                                  Filed as exhibit 10.1 to Caesars’ Form S-8 filed with the Commission on February 9, 2005, and incorporated herein by reference.

(4)                                  Filed as exhibit 10.35 to the Form 10-K of Caesars for the year ended December 31, 2002 filed with the Commission on March 28, 2003, and incorporated herein by reference.

(5)                                  Filed as exhibit 10.30 to the Form 10-K of Caesars for the year ended December 31, 2001 filed with the Commission on March 18, 2002, and incorporated herein by reference.